Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
LanzaTech Global, Inc.
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	LanzaTech Global, Inc. 2023 Long-Term Incentive Plan	457(c) and 457(h)	21,716,844(2)	$3.48(3)	$75,466,033	0.00011020	$8,317
Equity	LanzaTech NZ, Inc. 2019 Stock Plan	457(h)	6,522,225(4)	$1.83(5)	$11,935,672	0.00011020	$1,316
Equity	LanzaTech New Zealand Limited 2015 Stock Plan	457(h)	7,004,511(6)	$1.45(7)	$10,156,541	0.00011020	$1,120
Equity	LanzaTech New Zealand Limited 2013 Stock Plan	457(h)	762,710(8)	$1.60(9)	$1,220,336	0.00011020	$135
Total Offering Amounts							$10,888
Total Fee Offsets							$0
Net Fee Due							$10,888
(1)In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)Represents shares of common stock, par value $0.0001 per share (“Common Stock”), of LanzaTech Global, Inc. (“we” or the “Registrant”) reserved for issuance under the LanzaTech Global, Inc. 2023 Long-Term Incentive Plan (the “2023 Plan”). The number of shares of Common Stock reserved and available for issuance under the 2023 Plan will automatically increase on January 1 of each year commencing on January 1, 2024 and ending on and including January 1, 2034, in an amount equal to 3% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding year, unless the board of directors of the Registrant acts prior to January 1 of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock. Such additional shares have not been included in this Registration Statement and will be registered at such time as each respective increase in shares reserved and available for issuance under the 2023 Plan becomes effective.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), and based upon the average of the high and low prices of the Common Stock, as reported on the Nasdaq Capital Market under the symbol “LNZA” on April 17, 2023, which was $3.48 per share.

(4)Represents shares of Common Stock underlying awards previously granted under the LanzaTech NZ, Inc. 2019 Stock Plan (the “2019 Plan”), as assumed by the Registrant.
(5)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and based upon a price of $1.83 per share, which is the weighted-average exercise price for options outstanding under the 2019 Plan.
(6)Represents shares of Common Stock underlying awards previously granted under the LanzaTech New Zealand Limited 2015 Stock Plan (the “2015 Plan”), as assumed by the Registrant.
(7)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and based upon a price of $1.45 per share, which is the weighted-average exercise price for options outstanding under the 2015 Plan.
(8)Represents shares of Common Stock underlying awards previously granted under the LanzaTech New Zealand Limited 2013 Stock Plan (the “2013 Plan”), as assumed by the Registrant.
(9)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and based upon a price of $1.60 per share, which is the weighted-average exercise price for options outstanding under the 2013 Plan.